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                            ARTICLES OF AMENDMENT



          General Municipal Bond Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland

(hereinafter called the "Corporation"), hereby certifies to the State

Department of Assessments and Taxation of Maryland that:

          FIRST:  The charter of the Corporation is hereby amended by reducing the par value of each share of Common Stock of the Corporation as set forth in Article FIFTH of the Articles of Incorporation (or elsewhere in the charter) to a par value of one tenth of one cent ($.001) each and reducing the aggregate par value of the Common Stock of the Corporation to

$150,000.

          SECOND:  These Articles of Amendment were approved by at least a majority of the entire Board of Directors of the Corporation and are limited to changes expressly authorized by Section 2-605 of Title 2 of the Maryland

General Corporation Law to be made without action by the stockholders of the

Corporation.

          The undersigned Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of such officer's knowledge, information and belief,

the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.



          IN WITNESS WHEREOF, General Municipal Bond Fund, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice

President, and witnessed by its Assistant Secretary, on the ___ day of

_______, ____.





                              GENERAL MUNICIPAL BOND FUND, INC.



                              By:__________________________
Stephanie D. Pierce,                                           Vice President

WITNESS:


_____________________________
Elba Vasquez,
Assistant Secretary